                                                                    Exhibit 99.1

                                               news

[LOGO]|WEBER SHANDWICK                         RE:   FTI Consulting, Inc.
      |FINANCIAL COMMUNICATIONS                      900 Bestgate Road
                                                     Annapolis, MD 21401
                                                     (410) 224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:         AT FRB|WEBERSHANDWICK:

Jack Dunn         Marilyn Windsor       Lisa Fortuna         Tim Grace
Chairman & CEO    General Inquiries     Analyst Inquiries    Media Inquiries
(410) 224-1483    (702) 515-1260        (312) 640-6779       (312) 640-6667

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 24, 2003

        FTI CONSULTING ENGAGED IN DISCUSSIONS TO ACQUIRE DISPUTE ADVISORY
                                SERVICES OF KPMG

ANNAPOLIS, MD, September 24, 2003--FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today announced that it is engaged in substantive discussions with KPMG LLP, the U.S. accounting and tax firm, to acquire its Dispute Advisory Services (DAS) business. A majority of the DAS partners and principals contemplated to be part of the transaction have already expressed their intention to join FTI, subject to consummation of the transaction.

The DAS business assists clients in the analysis and resolution of all phases of complex disputes in a variety of forums, including litigation, arbitration, mediation, and other forms of dispute resolution.

Detailed terms of the acquisition are being negotiated at this time between the parties and their representatives. Consummation of the transaction, which the parties presently intend to occur during the fourth quarter of 2003, is subject to completion by FTI of certain due diligence, the negotiation and execution of definitive purchase, transition services and other agreements, and the receipt of certain regulatory and third-party approvals and consents, including the expiration or early termination of applicable Hart-Scott-Rodino pre-acquisition waiting periods. FTI presently intends to fund the purchase price and associated transaction costs from its available cash on hand.

There can be no assurance that any definitive agreement will be entered into or, if entered into, that a transaction will be consummated.

About FTI Consulting
FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of "bet-the

                                      MORE

FTI Consulting, Inc.
Add 1

company" litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

About KPMG LLP
KPMG LLP (www.us.kpmg.com) is the Big Four accounting and tax firm and the U.S. member firm of KPMG International, whose member firms have nearly 100,000 professionals, including 6,600 partners, in 150 countries. KPMG LLP provides Forensic services throughout the United States.

This press release includes "forward-looking" statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company's actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company's ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company's filings with the Securities and Exchange Commission.

                FTI is on the Internet at www.fticonsulting.com.

                                      ###